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                                                                    Exhibit 2.4

                     AGREEMENT AND PLAN OF RECAPITALIZATION


          This Agreement and Plan of Recapitalization (the "Agreement") is made and entered into as of July 26, 1996 between Universal Outdoor Holdings, Inc., a Delaware corporation (the "Company"), Kelso Investment Associates V, L.P., a Delaware limited partnership ("KIA V"), Kelso Equity Partners V, L.P., a Delaware limited partnership ("KEP V") and certain stockholders of the Company listed on the signature pages hereto (each, an "Individual Stockholder," and collectively, the "Stockholders").

          WHEREAS, pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of April 5, 1996, among the Company, KIA V, and KEP V, the Company, among other things, issued and sold certain shares of Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock") and Class C Common Stock, par value $.01 per share, of the Company (the "Class C Common Stock") to KIA V and KEP V in the amounts set forth in Schedule 1, in each case having the terms set forth in the Second Amended and Restated Certificate of Incorporation of the Company (the "Certificate"); and

          WHEREAS, pursuant to certain Stock Subscription Agreements executed by the Company and each Individual Stockholder, each dated as of April 5, 1996, the Company issued and sold shares of Class C Common Stock to such Individual Stockholder in the amounts set forth in Schedule 1; and

          WHEREAS, the Company is presently contemplating an initial public offering of certain of its equity securities (the "Offering") and, in connection therewith, intends to amend the Certificate to provide for, among other things, the recapitalization of the capital structure of the Company such that the total number of shares of capital stock which the Company shall have authority to issue shall be 75,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 10,000,000 shares of Preferred Stock, par value $.01 per share as reflected in the Third Amended and Restated Certificate of Incorporation of the Company (the "Amended Certificate"), a copy of which is attached hereto as Exhibit A; and

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          WHEREAS, in connection with the Offering, the Company, KIA V, KEP V and each Individual Stockholder hereby agree that the Company shall reclassify each share of Class B Common Stock and Class C Common Stock into one share of Common Stock (all such shares of Common Stock to be so reclassified being collectively referred to herein as the "Shares") and shall immediately thereafter authorize a 16 for 1 split of each share of Common Stock, and the Company, KIA V, KEP V and certain other parties who are signatories thereto further agree to enter into a Registration Rights Agreement (the "Registration Rights Agreement") providing for certain registration rights in connection with the Shares.

          NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties herein contained, the Company, KIA V, KEP V and each Individual Stockholder hereby agree as follows:

          1.   THE RECAPITALIZATION.

               (a) AMENDED CERTIFICATE. Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), on the Closing Date (as defined herein), the Company will file the Amended Certificate with the Secretary of State of the State of Delaware. Except as otherwise provided herein, the transactions contemplated by this Agreement shall become effective at such time as the Amended Certificate is duly filed with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed upon by the Company and KIA V (the "Effective Time").

               (b) RECLASSIFICATION OF SHARES. At the Effective Time, each share of Class B Common Stock and each share of Class C Common Stock outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be reclassified as one share of Common Stock having the powers and privileges described in the Amended Certificate.

               (c) BYLAWS. As of the Effective Time, the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in accordance with applicable law and the Amended Certificate, in form and substance as set forth in Exhibit B attached hereto.

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               (d)  OTHER ACTIONS.  Prior to the Effective Time, the Board of
Directors of the Company (the "Board") shall take any action necessary to effectuate the transactions contemplated by this Agreement including without limitation authorizing the amendment and restatement of the Certificate and the existing bylaws of the Company and the reclassification of Class B Common Stock and Class C Common Stock into Common Stock as set forth in Section 1(b) hereof.

          2.   CLOSING.

          (a) TIME AND PLACE. The closing of the transactions contemplated by this Agreement (the "Closing") shall, subject to the satisfaction or, if permissible, waiver of all of the conditions set forth in Section 5 hereof, be on the same date (the "Closing Date") and at the same place of the closing of and the consummation of the transactions contemplated by the Offering, occurring substantially concurrent with such closing. The Closing shall be deemed to have occurred immediately prior to the closing of the Offering.

          (b) DELIVERY BY THE COMPANY. At the Closing, the Company will deliver stock certificates representing the Shares to be reclassified pursuant to Section 1 hereof registered in the name of the appropriate entity set forth on Schedule 1.

          (c) DELIVERIES BY KIA V, KEP V AND THE STOCKHOLDERS. At the Closing, each of KIA V, KEP V and each Individual Stockholder will deliver stock certificates representing the shares of Class B Common Stock and Class C Common Stock held by such parties as set forth on Schedule 1.

          3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to each of KIA V, KEP V and each Individual Stockholder as of the date hereof, and as of the Closing Date, as follows:

          (a) CORPORATE FORM. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted.

          (b) CORPORATE AUTHORITY. The Company has all requisite power and authority to enter into and perform all of its obligations under this Agreement and to carry out the transactions contemplated hereby.

          (c) ACTIONS AUTHORIZED. The Company has taken all corporate actions necessary to authorize it to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms. The Board has unanimously approved this Agreement and the transactions contemplated hereby including without limitation the amendment and restatement of the Certificate as contemplated by the Amended Certificate and the amendment and restatement of the bylaws of the Company as contemplated by
Section 1(c) hereof.

          (d) REQUIRED FILINGS AND APPROVALS. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Company other than the filing of the Amended Certificate with the Secretary of State of the State of Delaware. The only approvals of shareholders of the Company required in connection with the transactions contemplated hereby are the approvals set forth in Section 6(b) hereof and the approval of (i) holders of a majority of the outstanding shares of the existing common stock, par value $.01 per share, of the Company (the "Existing Common Stock"), voting separately as a class, to the amendment and restatement of the Certificate as contemplated by the Amended Certificate, (ii) holders more than 80% of the outstanding shares of Existing Common Stock and Class B Common Stock, voting together as a single class, to the amendment and restatement of the Certificate as contemplated by the Amended Certificate and to the amendment and restatement of the bylaws of the Company as contemplated by
Section 1(c) hereof, and (iii) holders of a majority of the outstanding shares of Existing Common Stock and Class B Common Stock, voting togeth-er as a single class, to the amendments to the Company's 1996 Warrant Plan, adopted by the Board on April 5, 1996, described in the Form S-1 Registration Statement filed by the Company with the Securities and Exchange Commission on June 6, 1996 in connection therewith (the "Form S-1").

          (e) NO CONFLICTS. None of the execution, delivery or performance of this Agreement by the Company will conflict with the Certificate, the Amended Certificate or the bylaws of the Company as in effect on the date hereof and as in effect (following amendment thereto) as of the Closing, or result in any material breach of, or constitute a material default under any material contract, agreement or instrument to which the Company is a party or by which it or any of its assets is bound.

          4. REPRESENTATIONS AND WARRANTIES OF KIA V, KEP V AND THE STOCKHOLDERS. Each of KIA V, KEP V and each Individual Stockholder (solely as to itself, himself or herself) represents and warrants to the Company as of the date hereof, and as of the Closing Date, as follows:

          (a) FORM. KIA V is a limited partnership duly organized under the laws of the State of Delaware and KEP V is a limited partnership duly organized under the laws of the State of Delaware. Each of KIA V and KEP V has full authority to conduct its business as it is now being conducted.

          (b) AUTHORITY. Each of KIA V and KEP V has full authority to enter into and perform all of its respective obligations under this Agreement and to carry out the transactions contemplated hereby.

          (c) ACTIONS AUTHORIZED. Each of KIA V and KEP V has taken all actions necessary to authorize it to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of KIA V, KEP V and each Individual Stockholder and constitutes a legal, valid and binding obligation of such party enforceable in accordance with its terms.

          (d) OWNERSHIP OF SHARES. Each of KIA V and KEP V is the lawful owner of and has full authority to own the shares of Class B Common Stock and Class C Common

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Stock owned by it as set forth on Schedule 1 and, as of the Closing Date, has good title thereto, free and clear of all liens, claims, restrictions, limitations, security interests and encumbrances of any kind. Each Individual Shareholder is the lawful owner of and has full authority to own the shares of Class C Common Stock owned by him or her as set forth on Schedule 1 and, as of the Closing Date, has good title thereto, free and clear of all liens, claims, restrictions, limitations, security interests and encumbrances of any kind.

          5. CONDITIONS TO THE OBLIGATIONS OF KIA V, KEP V AND THE STOCKHOLDERS. The obligations of KIA V, KEP V and the Stockholders to consummate the transactions contemplated hereby shall be subject to the fulfillment or written waiver by KIA V at or prior to the Closing of each of the following conditions:

          (a) REGISTRATION RIGHTS AGREEMENT. The Company shall have executed and delivered to KIA V and KEP V the Registration Rights Agreement.

          (b) OFFERING. The Offering shall, substantially concurrently with the transactions contemplated hereby, have been consummated in accordance with the terms and provisions set forth in the Form S-1.

          (c) SHAREHOLDER APPROVAL. The Company shall have obtained the approval of shareholders of the Company as set forth in Section 3(d) hereof.

          6.   ADDITIONAL AGREEMENTS.

          (a) NOMINATING RIGHTS. From and after the date hereof, (i) for as long as KIA V, KEP V and the Individual Stockholders shall beneficially own, in the aggregate, more than 10% of the outstanding shares of Common Stock, in connection with each meeting of shareholders of the Company at which the Company is to elect Class I Directors to its Board or with any action taken by written consent of shareholders of the Company pursuant to which the Company is to elect Class I Directors to its Board, the Company hereby grants, and shall take any corporate and other action as is necessary to grant, KIA V the right to nominate one person for a seat as a Class I Director on the Board to be voted upon by the shareholders of the Company (the "Class I Nominee"), and (ii) for as long as KIA V, KEP V and the Individual Stockholders shall beneficially own, in the aggregate, more than 5% of the outstanding shares of Common Stock, in connection with each meeting of shareholders of the Company at which the Company is to elect Class III Directors to its Board or with any action taken by written consent of shareholders of the Company pursuant to which the Company is to elect Class III Directors to its Board, the Company hereby grants, and shall take any corporate and other action as is necessary to grant, KIA V the right to nominate one person for a seat as a Class III Director on the Board to be voted upon by the shareholders of the Company (collectively with the Class I Nominee, the "Nominees"). In order to effect the foregoing, prior to any meeting of shareholders of the Company at which directors shall be elected and prior to any solicitation of shareholder consent to the election of directors to the Board (and prior to the mailing of any proxy materials in connection therewith), the Company shall notify KIA V of such meeting or such solicitation and the intended date of approval of nominees by the Board and the mailing of proxy materials in connection therewith. The notice to KIA V shall be adequate such that KIA V may properly nominate such Nominees in accordance with the applicable terms of the Certificate (and after the Closing, the Amended Certificate) and bylaws of the Company as in effect at the particular time. The Company shall include such Nominees in any such proxy materials and shall recommend that the shareholders of the Company vote in favor of such Nominees as directors. The Company shall not change, alter, modify or withdraw any such recommendation without the prior written consent of KIA V. The Company further agrees and shall take any corporate and other action as is necessary so that one of such Nominees, if elected as a director of the Company, shall be appointed to be a member of the Compensation Committee of the Board.

          (b) CLASS B COMMON STOCK AND CLASS C COMMON STOCK SHAREHOLDER APPROVAL. In accordance with the provisions of paragraph FOURTH, sub-paragraph F of the Certificate with respect to obtaining the approval of holders of a majority of outstanding shares of each class of capital stock of the Company to certain amendments to the Certificate (including the approval of any class of shareholders affected by any such amendment) and, in lieu of a meeting of holders of such shares as authorized pursuant to Section 228 of the DGCL, (i) KIA V and KEP V, as holders of all of the outstanding shares of Class B Common Stock, hereby consent as the class of Class B Common Stock holders to the amendment and restatement of the Certificate as contemplated by the Amended Certificate, and (ii) KIA V, KEP V and each Individual Stockholder, as holders of all of the outstanding shares of Class C Common Stock, hereby consent as the class of Class C Common Stock holders to the amendment and restatement of the Certificate as contemplated by the Amended Certificate.

          (c) SHAREHOLDER APPROVAL. Prior to the Closing Date, the Company hereby agrees to seek, and each of the parties hereto hereby agree to use their best efforts to obtain, the approval of shareholders of the Company set forth in
Section 4(d).

          (d) UNIVERSAL CERTIFICATE OF INCORPORATION AND BYLAWS. The Company shall take such action as is necessary to amend and restate the Second Amended Certificate of Incorporation and bylaws of Universal to reflect the transactions contemplated by this Agreement including without limitation (i) the increase in authorized shares of Common Stock and Preferred Stock as set forth in the Amended Certificate, (ii) the reclassification of Class B Common Stock and Class C Common Stock into Common Stock, and (iii) the amendment and restatement of the Certificate. The Company shall also take such action as is necessary to amend and restate the Second Amended Certificate of Incorporation and bylaws of Universal and any further action as is necessary as the sole shareholder of Universal such that the directors on the board of directors of Universal shall at all times be identical to the directors on the Board, and such provisions shall remain in effect for as long as KIA V, KEP V and the Individual Stockholders shall beneficially own, in the aggregate more than 10% of the outstanding shares of Common Stock,.

          (e) STOCK SPLIT. Substantially concurrently with the Effective Time, the Company shall take such action as is necessary to effectuate a 16 for 1 split of each share of the Common Stock as set forth in the Form S-1, such action to be deemed to have occurred immediately following the Effective Time.

          (f) FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall, take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by any party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

          7.   MISCELLANEOUS.

          (a) BINDING EFFECT; BENEFITS. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

          (b) WAIVER. Any party hereto may by written notice to each other party (i) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (ii) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement; and (iii) waive or modify performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privi-lege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

          (c) AMENDMENTS. Neither this Agreement nor any term or provision hereof may be amended, modified, waived or supplemented orally, but only by a written instrument executed by the parties hereto.

          (d) ASSIGNABILITY. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party to this Agreement without the prior written consent of the other parties to this Agreement.

          (e) APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflicts of law.

          (f) SEVERABILITY. If any provision of this Agreement, or the application of such provisions to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

          (g) TERMINATION. This Agreement may be terminated at any time prior to the Closing:

               (i)  by mutual consent in writing of the Company and KIA V; or

               (ii) by either the Company or KIA V if the Offering has not been consummated by September 30, 1996.

In the event that this Agreement shall be terminated pursuant to this Section 7(g), all further obligations of the parties under this Agreement shall terminate without further liability of any party hereunder to any other party hereunder.

          (h) NOTICE. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if

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delivered personally, telecopied (which is confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

          If to the Company to:

          Universal Outdoor Holdings, Inc.
          321 North Clark Street
          Suite 1010
          Chicago, Illinois 60610
          Attention:  Paul G. Simon, Esq.
          Telecopy:  (312) 664-8371

          If to KIA V, KEP V or any Stockholder:

          Kelso & Company
          320 Park Avenue
          24th Floor
          New York, New York 10022
          Attention:  James J. Connnors II, Esq.
          Telecopy:  (212) 223-2379

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     (i) FEES AND EXPENSES. The Company shall pay all fees and expenses in connection with the transactions contemplated hereby including without limitation any stamp or transfer taxes and any similar duties or charges.

     (j)  COUNTERPARTS.   This Agreement may be executed simultaneously in any
number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

          IN WITNESS WHEREOF, the Company, KIA V, KEP V and the Stockholders have executed this Agreement as of the date first above written.


                                     UNIVERSAL OUTDOOR HOLDINGS, INC.


                                     By:
                                        ------------------------------
                                        Name:
                                        Title:


                                     KELSO INVESTMENT ASSOCIATES V, L.P.

                                     By Kelso Partners V, L.P.,
                                     as general partner

                                     By:
                                        ------------------------------
                                        Name:
                                        Title:
                                        Date:  July 26, 1996


                                     KELSO EQUITY PARTNERS V, L.P.


                                     By:
                                        ------------------------------
                                        Name:
                                        Title:
                                        Date:  July 26, 1996



                                     STOCKHOLDERS


                                     ---------------------------------
                                     William A. Marquard
                                        Date:  July 26, 1996


                                     ---------------------------------
                                     David M. Roderick
                                        Date:  July 26, 1996

                                     ---------------------------------
                                     Michel Rapoport
                                        Date:  July 26, 1996

                                     ---------------------------------
                                     George L. Shinn
                                        Date:  July 26, 1996


                                     ---------------------------------
                                     Patricia Hetter Kelso
                                        Date:  July 26, 1996


                                     ---------------------------------
                                     John F. McGillicuddy
                                        Date:  July 26, 1996


                                     ---------------------------------
                                     John Rutledge
                                        Date:  July 26, 1996

     Schedule 1


                                                                 Common Stock
                         Class B       Class C                 (following 16 for
Entity                Common Stock  Common Stock  Common Stock  1 stock split)
------                ------------  ------------  ------------  --------------

KIA V                    176,253       172,487       348,740       5,579,840

KEP V                    10,247        10,138        20,385         326,160

William A. Marquard         0            625           625          10,000

David M. Roderick           0           1,250         1,250         20,000

Michel Rapoport             0           1,875         1,875         30,000

George L. Shinn             0            250           250           4,000

Patricia Hetter Kelso       0           937.5         937.5         15,000

John F. McGillicuddy        0            625           625          10,000

John Rutledge               0           312.5         312.5          5,000

  Total                  186,500       188,500       375,000       6,000,000